Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-99667, 333-99669, 333-137474, and 333-184027 of SunLink Health Systems, Inc. on Forms S-8, of our reports dated September 26, 2014, appearing in this Annual Report on Form 10-K of SunLink Health Systems, Inc. for the year ended June 30, 2014.

/s/ Cherry Bekaert LLP

Atlanta Georgia

September 26, 2014